Exhibit 10.5

Certain identified information in this document has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

SECOND AMENDED AND RESTATED LOAN SALE AGREEMENT

between

CROSS RIVER BANK

and

AFFIRM, INC.,

as Purchaser

Dated as of November 1, 2020

TABLE OF CONTENTS

ii

THIS SECOND AMENDED AND RESTATED LOAN SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of November 1, 2020 (the “Effective Date”), is made by and between CROSS RIVER BANK, a New Jersey state-chartered bank with its principal offices located at 400 Kelby Street, Fort Lee, New Jersey 07024 (“Bank”), and AFFIRM, INC., a Delaware corporation (“Affirm”), with its principal offices located at 650 California St., 12th Floor, San Francisco, California 94108, as purchaser (“Purchaser”).

WHEREAS, Bank and Affirm have entered into a Loan Program Agreement, of even date herewith (the “Loan Program Agreement”), pursuant to which Bank engaged Affirm to provide services to Bank in originating loans to Borrowers under the loan program described therein;

WHEREAS, Bank desires to sell to Purchaser, and Purchaser desires to purchase from Bank, the amount of loans specified herein that are originated by Bank under the loan program described in the Loan Program Agreement;

WHEREAS, Purchaser and Bank are parties to that certain Amended and Restated Loan Sale Agreement, dated as of February 1, 2018 (the “Existing Sale Agreement”); and

WHEREAS, Platform Agent and Bank desire to further amend and restate the Existing Sale Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Purchaser mutually agree as follows:

Section 1.                Definitions.

Capitalized terms used in this Agreement shall have the meanings specified in Schedule 1, or if not defined therein, in the Loan Program Agreement. The rules of construction set forth in Section 1.2 of the Loan Program Agreement shall be applicable to this Agreement.

Section 2.                Purchase of Loans; Payment to Bank.

(a)               Until Bank notifies Purchaser in writing of its intent to cease selling Loans, Bank hereby agrees to sell, assign, set-over, transfer and otherwise convey to Purchaser, without recourse to Bank and with all servicing released, on each Closing Date, each of the Purchaser Allocated Loans and the related Purchaser Loan Assets that is included on the Purchased Loan Schedule. On each Closing Date, Bank shall update the Purchased Loan Schedule to include each of the Purchaser Allocated Loans sold to the Purchaser on such Closing Date and shall deliver such final Purchased Loan Schedule to Purchaser.

(b)               In consideration of Bank’s agreement to sell, transfer, assign, set-over and convey to Purchaser the Purchaser Allocated Loans, Purchaser agrees to purchase such Purchaser Allocated Loans and the related Purchaser Loan Assets from Bank, and Purchaser shall pay to Bank the Funding Amount related to such Purchaser Allocated Loans by depositing such Funding Amount into the Funding Account by 3:00 pm Eastern Time on the related Closing Date. By 5:00 pm Eastern Time on the Business Day following the related Closing Date, Bank shall provide to Purchaser a reconciliation in a mutually agreed format of each Purchaser Allocated Loan and the related Funding Amount deposited into the Funding Account on the Closing Date related to such Purchaser Allocated Loan.

(c)               With respect to any ROFR Loans and any Divested Loans, Bank shall sell, assign, set-over, transfer and otherwise convey to Purchaser such ROFR Loans and such Divested Loans and the related Purchaser Loan Assets.

(d)               In consideration of Bank’s agreement to sell, transfer, assign, set-over and convey to Purchaser the ROFR Loans and the related Purchaser Loan Assets, Purchaser shall pay to Bank the aggregate ROFR Purchase Price for such ROFR Loans on the related Subsequent Closing Date.

(e)               In consideration of Bank’s agreement to sell, transfer, assign, set-over and convey to Purchaser the Divested Loans and the Purchaser Loan Assets related thereto, Purchaser shall pay to Bank the aggregate Divested Loan Purchase Price for such Divested Loans on the related Subsequent Closing Date.

Section 3.                Right of First Refusal; Securitizations; Sale Restriction.

(a)               Bank shall not dispose of, sell or otherwise transfer [***] (or any participation interest therein) to any Person in a Secondary Market Transaction unless (i) Bank shall have given Purchaser [***] prior written notice (a “ROFR Notice”) describing the Secondary Market Transaction it wishes to make and the key terms thereof, which shall include the price and proposed Subsequent Closing Date (which shall not be earlier than the end of the ROFR Response Period) and (ii) Purchaser shall have a Right of First Refusal (but shall have no obligation) to agree, within the [***] following receipt of the ROFR Notice (the “ROFR Response Period”), to enter into such Secondary Market Transaction with Bank. If Purchaser fails to exercise such Right of First Refusal within the applicable ROFR Response Period, Bank may consummate such Secondary Market Transaction without the consent of Purchaser; [***].

(b)               In the event that Purchaser initiates a Securitization with respect to any Purchased Loan, Purchaser shall offer Bank the right to contribute the Retained Loans that would be eligible for such Securitization to such Securitization at a price and on terms to be determined in connection with such Securitization that are consistent with the terms offered to other third parties; provided that in the event Purchaser and Bank do not agree to the price and terms of such Securitization through good faith negotiations, Purchaser shall not be required to consummate such transaction with Bank.

(c)               [***]

Section 4.                Ownership of Loans.

(a)               Upon receipt by Bank of Purchaser’s payment of the Purchase Price for a Purchaser Allocated Loan, the ROFR Purchase Price for a ROFR Loan and the Divested Loan Purchase Price for a Divested Loan, Purchaser shall be the sole owner for all purposes of such Purchaser Allocated Loan, such ROFR Loan or such Divested Loan, respectively. Each of Purchaser and Bank agrees to make entries on its books and records to clearly indicate the sale of each Purchased Loan to Purchaser hereunder. It is expressly agreed and understood that Bank will not assume and shall not have any liability to Purchaser for the repayment by the related Borrower of all or any portion of the Original Borrower Loan Amount, or for the servicing of, any Purchased Loan after the related Subsequent Closing Date.

(b)               It is the express intent of the parties hereto that the conveyance of the Purchased Loans by Bank to Purchaser, as contemplated by this Agreement be, and be treated as, a sale by Bank to Purchaser. It is, further, not the intention of the parties that such conveyance be, or be deemed, a pledge of the Purchased Loans by Bank to Purchaser to secure a debt or other obligation of Bank. In the event that, notwithstanding the intention of the parties, the Purchased Loans are held by a court of competent jurisdiction to continue to be property of Bank then (i) this Agreement shall be deemed to be a security agreement within the meaning of Articles 8 and 9 of the applicable Uniform Commercial Code, (ii) the transfer of Loans provided for herein shall be deemed to be a grant by Bank to Purchaser of a first priority security interest in all of Bank’s right, title and interest in and to the Purchased Loans and all amounts payable on such Purchased Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of such Purchased Loans into cash, instruments, securities or other property, (iii) the possession by Purchaser, any of its assigns or an agent or custodian on behalf of Purchaser or any lender to Purchaser or any of its assigns and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 (or comparable provision) of the applicable Uniform Commercial Code, and (iv) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of Purchaser for the purpose of perfecting such security interest under Applicable Laws. Any assignment of the interest of Purchaser shall also be an assignment of any security interest created hereby. Purchaser and Bank shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Purchased Loans as between the Purchaser and Bank, such security interest would be deemed to be a perfected security interest of first priority under Applicable Laws.

Section 5.                Reserve Account.

(a)               No later than two (2) Business Days before the Effective Date (the “Reserve Account Funding Date”), Purchaser shall fund the Reserve Account with immediately available funds in an amount at least equal to [***]. The Reserve Account shall at all times be subject to a Control Agreement if the Reserve Account Bank is a bank other than Bank.

(b)               [***].

(c)               Purchaser shall at all times maintain funds in the Reserve Account at least equal to [***].

(d)               To secure the timely payment of the Purchase Price for each Purchaser Allocated Loan sold hereunder, Purchaser hereby conveys, warrants, assigns, transfers, pledges and grants a security interest unto Bank in all right, title, interest, claims and demands of Purchaser, wherever located, whether now or hereafter existing, owned or acquired [***]. In furtherance thereof, Purchaser agrees to take such measures as Bank may reasonably require to perfect or protect such first priority security interest. Bank shall have all of the rights and remedies of a secured party under Applicable Laws [***], and shall be entitled to exercise those rights and remedies in its discretion. Purchaser and Bank shall, to the extent consistent with this Agreement, take such actions as may be necessary [***].

(e)               Without limiting any other rights or remedies of Bank under this or any other Agreement, Bank shall have the right to [***]; provided that Purchaser and Bank shall mutually agree with respect to the amount of such obligation of Purchaser under this Agreement, which agreement shall not be unreasonably withheld.

(f)                Purchaser shall not have any right to withdraw amounts from the Reserve Account during the term of this Agreement; provided that in the event the amount on deposit in the Reserve Account at any time exceeds [***].

(g)               Bank shall release to Purchaser any [***] in the Reserve Account forty-five (45) days after the later of (i) the termination of the Loan Program Agreement or (ii) [***].

(h)               The Reserve Account shall be held as a [***] account at Bank [***].

Section 6.                Representations and Warranties of Bank.

Bank hereby represents and warrants to Purchaser, as of the Effective Date, each Closing Date and each Subsequent Closing Date that:

(a)               This Agreement constitutes a legal, valid and binding obligation of Bank, enforceable against Bank in accordance with its terms except (i) to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity;

(b)               Bank is an FDIC-insured New Jersey state-chartered bank, organized, existing, and in good standing under the laws of the State of New Jersey and is qualified and in good standing in each other state where the laws of such state require qualification in order to conduct business of the type conducted by Bank;

(c)               Bank has full corporate power and authority to execute, deliver and perform all its obligations under this Agreement;

(d)               The execution of this Agreement and the completion of all actions required or contemplated to be taken by Bank hereunder are within the ordinary course of Bank’s business and not prohibited by Applicable Laws;

(e)               The execution, delivery and performance of this Agreement have been duly authorized by Bank, and do not (i) result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the Purchased Loans (other than the lien created under this Agreement in favor of the Purchaser), or (ii) conflict with and do not violate the terms of the charter or by-laws of Bank and shall not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;

(f)                Bank is not Insolvent;

(g)               Bank is in compliance with Applicable Laws;

(h)               Bank has the complete and unrestricted right and authority to sell, convey, assign, transfer and deliver to Purchaser, all of the Purchased Loans pursuant to this Agreement; provided that such sale shall be without any recourse to the Bank and without any representation or warranty on the part of the Bank, whether expressed or implied, except as set forth in this Agreement or the Program Agreement;

(i)                 At all times prior to the transfer and assignment to Purchaser, Bank had good and marketable title to such Purchased Loan and Bank was the sole owner thereof, free and clear of all liens, claims, encumbrances, security interests, and rights of others and had the full right, power and authority to sell, contribute, assign, transfer and pledge its interest in such Purchased Loan, and, immediately upon the transfer thereof to Purchaser, Purchaser will have good and marketable title to such Purchased Loan and shall be the sole equitable and legal owner thereof, free and clear of all liens. Bank has not authorized the filing of and is not aware of any financing statements against Bank that include a description of collateral covering any portion of such Purchased Loans other than any financing statement relating to the security interest granted to Purchaser;

(j)                 All authorizations, approvals, licenses, consents, registrations and other action by, notices to, and filings with any Person that may be required in relation to the execution, delivery, and performance of this Agreement by Bank have been obtained;

(k)               There are no investigations or proceedings pending, or, to the best knowledge of the Bank, threatened against Bank (i) seeking to prevent the completion of any of the transactions contemplated by Bank pursuant to this Agreement, (ii) asserting the invalidity or unenforceability of this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would adversely and materially affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would adversely and materially affect the validity or enforceability of this Agreement, or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;

(l)                 To the best knowledge of Bank, neither Bank nor any principal thereof has been or is the subject of any of the following that will materially affect Bank’s ability to perform its obligations under this Agreement:

(i)                 an enforcement agreement, memorandum of understanding, cease desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;

(ii)              an administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority, with the exception of routine communications from a Regulatory Authority concerning a consumer complaint and routine examinations of Bank conducted by a Regulatory Authority in the ordinary course of Bank’s business; or

(iii)            a restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Bank or any principal thereof.

For purposes of this Section 6(l), the word “principal” of Bank shall include (i) any person owning or controlling [***] or more of the voting power of Bank, (ii) any officer or director of Bank and (iii) any person actively participating in the control of Bank’s business;

(m)             To the best knowledge of Bank, and as of the respective date of origination and the Closing Date or the Subsequent Closing Date, as applicable to such Purchased Loan, such Purchased Loan has not been satisfied, subordinated or rescinded, and no right of rescission, set-off, counterclaim or defense has been asserted with respect to such Loan;

(n)               Each Loan transferred to Purchaser on each respective Closing Date was originated by Bank and constitutes a valid sale, transfer, set-over, assignment and conveyance to Purchaser of all of Bank’s right, title, and interest in and to such Loan;

(o)               The execution, delivery and performance of this Agreement by Bank complies with all Applicable Laws except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Bank;

(p)               Bank is not transferring any Purchased Loan or the related Purchaser Loan Assets with any intent to hinder, delay or defraud any of its creditors. The Purchase Price received by Bank upon the sale of any Purchased Loan and the related Purchaser Loan Assets constitutes fair consideration and reasonably equivalent value for such Purchased Loan and the related Purchaser Loan Assets;

(q)               Bank is not, and is not a subsidiary of a Person that is, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(r)                Bank is not in default under any agreement, contract, instrument or indenture to which it is a party or by which it (or any of its assets) is bound, which default would reasonably be expected to have a Material Adverse Effect with respect to Bank;

(s)                Bank is in compliance with all applicable provisions of the AML-BSA Laws and the Foreign Corrupt Practices Act of 1977, as amended, and has adopted policies and procedures reasonably designed to ensure its ongoing compliance with such laws, which policies and procedures are consistent with generally accepted standards within Bank’s industry for ensuring such compliance; and

(t)                 All information supplied by Bank, or on behalf of Bank with its knowledge, to Purchaser in connection with this Agreement or the transactions contemplated hereby is true and accurate in all material respects as of the date thereof stated or certified. No information furnished by Bank, or on behalf of Bank with its knowledge, to Purchaser, in connection with this Agreement or the transactions contemplated hereby contained any untrue statement of material fact or omitted any material fact necessary in order to prevent the statements contained therein in light of the circumstances under which such statements were made from being misleading.

Section 7.                Additional Representations, Warranties and Covenants of Bank.

As of the Effective Date, each Closing Date and each Subsequent Closing Date, Bank hereby:

(a)               represents and warrants to Purchaser that, with respect to any Purchased Loan, Bank has not altered the terms and conditions or the balance of such Loan or impaired the Loan’s enforceability; and

(b)               covenants to Purchaser that Bank shall maintain its records in a clear and unambiguous manner to reflect the ownership of Purchaser in each of the Purchased Loans.

Section 8.                Representations and Warranties of Purchaser.

Purchaser hereby represents and warrants to Bank, as of the Effective Date, each Closing Date and each Subsequent Closing Date that:

(a)               This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity) and Purchaser has received all necessary approvals and consents for the execution, delivery and performance by it of this Agreement;

(b)               Purchaser is duly organized, existing, and in good standing under the laws of the state of its organization and is authorized, registered and licensed to do business in each state in which the nature of its activities makes such authorization, registration or licensing necessary or required except where the failure to register or obtain a license would not reasonably be expected to have a Material Adverse Effect on Purchaser;

(c)               Purchaser has the full power and authority to execute and deliver this Agreement and perform all of its obligations hereunder;

(d)               The execution of this Agreement and the completion of all actions required or contemplated to be taken by Purchaser hereunder are within the ordinary course of Purchaser’s business and not prohibited by, and complies with, Applicable Laws except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Purchaser;

(e)               The provisions of this Agreement and the performance of each of its obligations hereunder do not conflict with Purchaser’s organizational or governing documents, or any material agreement, contract, lease, order or obligation to which Purchaser is a party or by which Purchaser is bound except where any conflict would not reasonably be expected to have a Material Adverse Effect on Purchaser;

(f)                To the best knowledge of Purchaser, neither Purchaser nor any principal thereof has been or is the subject of any of the following:

(i)                 an enforcement agreement, memorandum of understanding, cease desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;

(ii)              an administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission or any other state or federal Regulatory Authority, with the exception of routine communications from a Regulatory Authority concerning a consumer complaint and routine examinations of Purchaser conducted by a Regulatory Authority in the ordinary course of Purchaser’s business; or

(iii)            a restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Purchaser or any principal thereof.

For purposes of this Section 8(f) the word “principal” of Purchaser shall include (i) any person owning or controlling [***] or more of the voting power of Purchaser, (ii) any officer or director of Purchaser; and

(g)               Purchaser is not Insolvent.

Section 9.                Limitation of Liability.

(a)               In no event shall Bank have any liability to Purchaser under this Agreement to the extent such liability arises from Purchaser’s breach of any obligations under the Program Agreement [***]. In no event shall any party be liable to any other party for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, damage to business reputation or loss of opportunity. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any director, officer, employee, agent or shareholder of any party hereto.

Section 10.            Conditions Precedent to the Obligations of Bank and Purchaser.

Purchaser’s obligations to purchase and Bank’s obligations under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date and Subsequent Closing Date, as applicable:

(a)               The representations and warranties of Purchaser and Bank set forth in this Agreement shall be true and correct in all respects on each Closing Date or Subsequent Closing Date, as applicable, as though made on and as of such date;

(b)               No action or proceeding shall have been instituted or threatened against Bank or Purchaser to impede, prevent or restrain the initiation and completion of the purchase or other transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree or similar impediment or restraint preventing or restraining such consummation;

(c)               This Agreement and each Program Document shall be in full force and effect (except to the extent the other party causes a termination in order to avoid satisfaction of this condition);

(d)               The obligations of Purchaser and Bank under each of the Program Documents to be performed on or before each Closing Date shall have been performed as of such date by Purchaser.

Section 11.            Term and Termination.

This Agreement shall expire upon the termination of the Loan Program Agreement in accordance with its terms [***].

Section 12.            Successors and Third Parties.

This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the parties hereto and their successors and assigns. The rights and benefits hereunder are specific to the parties and shall not be delegated or assigned without the prior written consent of the other party. Nothing in this Agreement is intended to create or grant any right, privilege or other benefit to or for any person or entity other than the parties hereto.

Section 13.            Notices.

All notices and other communications under this Agreement shall be in writing (including communication by facsimile copy or other electronic means) and shall be deemed to have been duly given when delivered in person, by facsimile or email transmission, by express or overnight mail delivered by a nationally recognized courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

To Bank:	Cross River Bank
400 Kelby Street,
Fort Lee, New Jersey 07024
Attention: Gilles Gade, President
Telephone: [***]
Facsimile No.: [***]
Email: [***]

With a copy to:	Cross River Bank
400 Kelby Street,
Fort Lee, New Jersey 07024
Attention: Arlen Gelbard, Esq., General Counsel
Telephone: [***]
Facsimile No.: [***]
Email: [***]

To Purchaser:	Affirm, Inc.
650 California St., 12th Floor]
San Francisco, CA 94108
Attention: Max Levchin, Chief Executive Officer
Email: [***]

With a copy to:	Affirm, Inc.
650 California St., 12th Floor
San Francisco, CA 94108
Attention: Sharda Caro, Chief Legal Officer
Email: [***]

Section 14.            Relationship of the Parties.

It is agreed and understood that that in performing their responsibilities pursuant to this Agreement, both parties are acting as independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a partnership or joint venture or any other common association for profit between Bank and Purchaser.

Section 15.            Loan Documents.

Purchaser hereby acknowledges receipt from Bank of all Loan Documents related to the Purchased Loans. Purchaser shall retain all Loan Documents in accordance with Section 3.3(f) of the Loan Program Agreement.

Section 16.            Expenses.

(a)               Except as set forth herein, each of Bank and Purchaser shall bear the costs and expenses of performing their respective obligations and duties under this Agreement.

(b)               Each of Bank and Purchaser shall be responsible for payment of its own federal, state or local taxes or assessment associated with the performance of their respective obligations and duties under this Agreement.

(c)               Within thirty (30) days after receipt of an invoice from Bank, Purchaser shall reimburse Bank for all reasonable and documented fees, costs, expenses and other incurrences in respect of any Secondary Market Transaction consummated by Purchaser in which Bank is not participating; provided that, Bank shall (x) give notice to Purchaser of its intent to engage counsel or incur expenses and (y) obtain the prior written consent (which may be by email) of Purchaser (which shall not be unreasonably withheld) for any fees and expenses that would be paid by Purchaser [***]. For any Secondary Market Transaction in which Bank is participating, Purchaser and Bank will each be responsible for its own legal fees, costs, expenses and other incurrences. To the extent such fees, costs, and expenses apply to the Secondary Market Transaction as a whole, Purchaser and Bank will be responsible for their ratable share in the same proportion as the aggregate Borrower Amortized Cost Basis of the loans each party contributed to such Secondary Market Transaction.

(d)               Within thirty (30) days after receipt of an invoice from Bank, Purchaser shall reimburse Bank for the reasonable and documented monthly costs associated with any required transfer of funds from the Reserve Account to Purchaser if Reserve Account Bank is a bank other than Bank.

Section 17.            Examination and Reports

(a)               Purchaser agrees to cooperate with any audit of Platform Agent set forth in Section 3.2(f) of the Loan Program Agreement. Both parties agree to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other party, during regular business hours and upon reasonable prior notice, and to otherwise reasonably cooperate with the other party in responding to such Regulatory Authority’s examination and requests related to this Agreement.

(b)               Purchaser agrees that should an examination report, audit or investigation of, or supervisory letter from, a relevant Regulatory Authority reveal noncompliance with this Agreement or Applicable Laws, Purchaser shall notify Bank as soon as reasonably practicable.

(c)               After [***], Purchaser shall deliver a loan tape related to monthly originations for the prior month no later than the 10th day of each month (or if such day is not a Business Day, the following Business Day) to Bank setting forth the information mutually agreed between the parties.

Section 18.            Inspection.

Upon reasonable prior notice from the other party, each party agrees to submit to an inspection or audit of its respective books, records, accounts and facilities related to this Agreement, from time to time, during regular business hours subject to the duty of confidentiality each party owes to its customers and banking secrecy and confidentiality requirements otherwise applicable to each party under the Program Documents or under Applicable Laws; provided that [***]; provided further that for each inspection of Purchaser by Bank that is not in connection with an audit of Platform Agent set forth in Section 3.2(f) of the Loan Program Agreement, Bank and Purchaser shall mutually agree upon the necessity of such inspection and determine the scope and resources required to complete such inspection. Purchaser shall store all documentation and electronic data related to its performance under this Agreement in accordance with its document retention policy and shall make such documentation and data available during any inspection or audit by Bank or its agents. As mutually agreed by the parties, Purchaser shall report to Bank regarding the performance of its obligations and duties under this Agreement.

Section 19.            Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURTS OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT NOT SUBJECT TO FURTHER APPEAL, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 20.            Manner of Payments.

Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH or wire transfer. Notwithstanding anything to the contrary contained herein, neither party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other party of any of its obligations under this Agreement or any other agreement; provided that the making of any payment hereunder shall not constitute a waiver by the party making the payment of any rights it may have under the Program Documents or by Applicable Law.

Section 21.            Referrals.

Neither party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other party for any commission, finder’s fee or like payment.

Section 22.            Entire Agreement.

The Program Documents, including this Agreement and its schedules and exhibits (all of which schedules and exhibits are hereby incorporated into this Agreement) and the documents executed and delivered pursuant hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements between the parties hereto with respect to the subject matter hereof or thereof, except where survival of prior written agreements is expressly provided for herein.

Section 23.            Amendment and Modifications.

Alterations, modifications or amendments of a provision of this Agreement, including all exhibits attached hereto, shall not be binding and shall be void unless such alteration, modification or amendment is in writing and executed by authorized representatives of Purchaser and Bank.

Section 24.            Waivers.

The delay or failure of either party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of any right of that party. All waivers must be in writing and signed by both parties.

Section 25.            Severability.

If any provision of this Agreement shall be held illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect.

Section 26.            Interpretation.

The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.

Section 27.            Headings.

Captions and headings in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

Section 28.            Counterparts.

This Agreement may be executed and delivered by the parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument. The parties agree that this Agreement and signature pages may be transmitted between them by electronic mail and that PDF signatures may constitute original signatures.

Section 29.            No Solicitation.

Neither Bank nor any Affiliate or agent of Bank shall solicit in any manner any of the Borrowers related to a Loan for the sale of any other products or services. Notwithstanding the foregoing, none of Bank, an Affiliate of Bank or any agent of Bank shall be precluded from soliciting any Borrower whom Bank, an Affiliate of Bank or any agent of Bank learns about from any source other than Platform Agent. Bank shall not sell, rent, lease or otherwise provide to any Person a list including any Borrower or assist any Person in soliciting any Borrower in any manner to the extent that Bank learns about such Borrower from the Platform Agent.

Section 30.            Amendment and Restatement.

As of the Effective Date, this Agreement shall amend and restate the Existing Sale Agreement in its entirety and all rights and obligations under the Existing Sale Agreement are hereby terminated and the relationship of the parties shall be governed exclusively by the terms set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

PURCHASER:

AFFIRM, INC.

By:	/s/ Geoffrey Kott
Name: Geoffrey Kott
Title: Chief Capital Officer

BANK:

CROSS RIVER BANK

By:	/s/ Gilles Gade
Name: Gilles Gade
Title: Chief Executive Officer

By:	/s/ Arlen Gelbard
Name: Arlen Gelbard
Title: General Counsel

SCHEDULE 1

Definitions

“AML-BSA Laws” means, collectively: (i) the Bank Secrecy Act of 1970, as supplemented by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, and any rules and regulations promulgated thereunder; (ii) OFAC’s rules and regulations regarding the blocking of assets and the prohibition of transactions involving Persons or countries designated by OFAC; and (iii) any other Applicable Laws relating to customer identification, anti-money laundering or preventing the financing of terrorism and other forms of illegal activity, each as amended.

“APR” means, with respect to a Loan, the annual percentage rate disclosed in the final truth-in-lending statement included in the related Loan Documents and calculated in accordance with the federal Truth in Lending Act.

“Bank Allocation Percentage” means, with respect to any Bank Origination Month occurring [***] of the aggregate Original Borrower Loan Amount originated by Bank in such Bank Origination Month.

“Bankruptcy Code” means Title 11 of the United States Code. 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Borrower Amortized Cost Basis” means, as of any date of determination with respect to a Loan, the outstanding principal balance of such Loan, calculated by amortizing the Original Borrower Loan Amount as the initial amount and reduced by the amount of any Collections received by or on behalf of the related Borrower.

“Borrower Interest Rate” means, with respect to a Loan, the risk-based annualized interest rate used to accrue interest payable by the Borrower.

“Closing Date” means, the date upon which Purchaser shall purchase Purchaser Allocated Loans pursuant to Section 2 of this Agreement; provided that, Purchaser shall specify a Closing Date that is the later of (a) two (2) calendar days and one (1) Business Day following the related Funding Date for such Loan and (b) the date mutually agreed to by Bank and Purchaser.

“Collections” means all cash collections, distributions, payments and other amounts of principal received by Bank from time to time from the Borrower.

“Control Agreement” means, with respect to the Reserve Account, the deposit account control agreement in effect from time to time with respect thereto, in each case in form and substance acceptable to Bank, among Bank, Purchaser and the Reserve Account Bank, pursuant to which Bank obtains “control” (within the meaning of Section 9-104 or Section 8-106, as the case may be, of the applicable UCC) of the Reserve Account.

“Cumulative Default Amount” means, with respect to any Quarterly Vintage, the aggregate of the Borrower Amortized Cost Basis of each Retained Loan in such Quarterly Vintage that became Defaulted Loans at any time after the related Closing Date.

“Cumulative Default Ratio” means, with respect to any Quarterly Vintage, the ratio expressed as a percentage of (i) the Cumulative Default Amount for such Quarterly Vintage to (ii) the aggregate of the initial Borrower Amortized Cost Basis of all Retained Loans included in such Quarterly Vintage.

“Debtor Relief Laws” means (i) the Bankruptcy Code and (ii) all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, suspension of payments, adjustment of debt, marshaling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect affecting the rights of creditors generally.

“Defaulted Loan” means, as of any date of determination, a Loan (i) for which the related Borrower is more than 120 calendar days past due on any portion of any payment required to be made under the terms of the related Loan Documents in an amount greater than [***], (ii) for which the related Borrower has become the subject of a proceeding under a Debtor Relief Law and Bank or Purchaser has actual knowledge of such proceeding, or (iii) which the Servicer has charged-off and has an Borrower Amortized Cost Basis of more than [***].

“Divested Loans” means each of the Retained Loans with respect to which (a) a Regulatory Authority has directed Bank to sell and (b) Purchaser is able to purchase and is otherwise permitted to purchase pursuant to Applicable Laws.

“Divested Loan Purchase Price” means, with respect to a Divested Loan and as of the related Subsequent Closing Date, an amount equal to the aggregate Borrower Amortized Cost Basis of such Divested Loan plus the amount of accrued and unpaid interest at the Effective Yield through such Subsequent Closing Date.

“Effective Yield” means the percentage equal to (i) with respect to Loans with respect to which the Borrower Interest Rate is greater than zero, the Borrower Interest Rate related to such Loan and (ii) with respect to Loans with respect to which the Borrower Interest Rate is equal to zero, the Equivalent Rate.

“Equivalent Rate” means [***].

“FICO” means Fair Isaac Corporation.

“Funding Account” means any account designated by Bank by written notice to Purchaser after the Effective Date; provided that Bank shall give Purchaser at least five (5) Business Days prior written notice of any change to the Funding Account.

“Funding Amount” means, with respect to any Closing Date, the aggregate Purchase Price of all Purchaser Allocated Loans to be sold to Purchaser by Bank on such Closing Date.

“Grade A Loan” means a Purchased Loan with a Borrower Interest Rate equal to zero that has been given an “A” grade by Affirm, based on Affirm's internal loan grading methodology.

“Grade B Loan” means a Purchased Loan with a Borrower Interest Rate equal to zero that has been given a “B” grade by Affirm, based on Affirm's internal loan grading methodology.

Schedule 1 - 2

“Insolvent” means, with respect to any specified Person, the failure by such Person to pay its debts in the ordinary course of business, the inability of such Person to pay its debts as they come due or the condition whereby the sum of such Person’s debts is greater than the sum of its assets.

“Loan Program Agreement” means the Second Amended and Restated Loan Program Agreement, of even date herewith, between Purchaser and Bank.

“Purchase Price” means, with respect to a Purchaser Allocated Loan and the related Closing Date, the Borrower Amortized Cost Basis as of such Closing Date, plus any interest accrued at the Effective Yield of such Purchaser Allocated Loan from the date the related Loan was originated by Bank until the related Closing Date.

“Purchased Loan Schedule” means the schedule of Purchased Loans substantially in the form attached as Schedule III.

“Purchased Loans” means, collectively, each of the Purchaser Allocated Loans, the ROFR Loans and the Divested Loans, and, in each case, the Purchaser Loan Assets related thereto, purchased by Purchaser in accordance with Section 2(a).

“Purchaser Allocated Loans” means, [***].

“Purchaser Loan Assets” means, with respect to a Purchaser Allocated Loan, a Divested Loan or a ROFR Loan, (1) the related Loan Documents and all rights, remedies, powers, privileges, and claims thereunder; (2) all payments applicable to such Purchaser Allocated Loan, Divested Loan or ROFR Loan, respectively, that are received or receivable and all other amounts due or to become due on or after the related Closing Date or Subsequent Closing Date except for all other fees, charges and other amounts that have been or may be assessed against the related Borrower by, and payable for the account of the Servicer in accordance with the related Loan Documents; (3) any and all servicing rights associated with such Purchaser Allocated Loan, Divested Loan or ROFR Loan, respectively; (4) all books and records and other rights, interests (whether whole, fractional or otherwise), benefits, proceeds, remedies and claims arising from or relating to such Purchaser Allocated Loan, Divested Loan or ROFR Loan, respectively; (5) all Investment Property, Instruments, Chattel Paper, Money, Documents, Supporting Obligations, General Intangibles or Accounts (as each term is defined in Article 9 of the Uniform Commercial Code) at any time evidencing or relating to any of the foregoing; and (6) all Proceeds (as defined in Article 9 of the Uniform Commercial Code) of any of the foregoing.

“Quarterly Vintage” means, for any quarter, all Loans that were originated during such quarter.

“Required Balance” means, with respect to each month after the Effective Date, the product of (i) [***], (ii) [***] and (iii) [***].

“Reserve Account” means a deposit account in Purchaser’s name established by Purchaser.

“Reserve Account Bank” means the bank, agreed to by Bank, that will maintain the Reserve Account.

Schedule 1 - 3

“Reserve Account Funding Date” shall have the meaning set forth in Section 5(a).

“Reserve Account Property” means (a) the Reserve Account, (b) all property (including all cash, financial assets, investment property and security entitlements) from time to time deposited in, carried in or credited to, or required to be deposited in, carried in or credit to, the Reserve Account, (c) all funds from time to time deposited in or credited to, or required to be deposited in or credited to, the Reserve Account, (d) all credit balances related to the Reserve Account, (e) all rights, claims and causes of action of Purchaser with respect to the Reserve Account and (f) all proceeds of the foregoing.

“Retained Loan” means each Loan allocated to Bank in accordance with the Retained Loan Allocation Method that is (a) not sold, transferred or otherwise conveyed to Purchaser and (b) not a Purchaser Allocated Loan.

“Retained Loan Allocation Method” means, with respect to each Bank Origination Month [***], the method under which Loans are allocated to Bank as set forth on Schedule 2.

“Retained Loan Limits” means, with respect to a Loan, the limits that would be exceeded if such Loan were retained by Bank because such Loan would cause (a) the aggregate Original Borrower Loan Amount of the Retained Loans originated in the same Bank Origination Month to exceed the Bank Allocation Percentage, (b) more than [***] of all Retained Loans related to [***], (c) the Borrower Amortized Cost Basis of all Retained Loans related to [***] to exceed [***] or (d) the Borrower Amortized Cost Basis of all Retained Loans to exceed [***].

[***]

[***]

[***]

“[***]Purchaser Allocated Loans” means each of (a) the Loans that are initially allocated to Purchaser in accordance with the Retained Loan Allocation Method and (b) the Loans that are initially allocated to Bank in accordance with the Retained Loan Allocation Method but that would, if retained by Bank, exceed the Retained Loan Limits.

“Right of First Refusal” means [***].

“ROFR Loans” means each of the Retained Loans with respect to which Purchaser has agreed to exercise its Right of First Refusal as set forth in the related ROFR Notice.

“ROFR Notice” shall have the meaning set forth in Section 3.

“ROFR Purchase Price” means, with respect to a ROFR Loan, an amount equal to the purchase price set forth in the related ROFR Notice for the related Secondary Market Transaction with respect to which Purchaser has accepted its Right of First Refusal.

Schedule 1 - 4

“Secondary Market Transaction” means any sale of a participation in any one or more Loans, or any Securitization or other similar transaction or transfer of all or a portion of the Loans to a party other than Bank or Purchaser.

“Securitization” means any transaction involving either (1) a sale or other transfer of some or all of the Purchased Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated Securitization Transaction or (2) an issuance of publicly offered or privately placed, rated or unrated Securitization Transaction, the payments on which are determined primarily by reference to one or more portfolios of loans consisting, in whole or in part, of some or all of the Purchased Loans.

“Servicer” means Affirm, Inc., a Delaware corporation, in its capacity as servicer under the Servicing Agreement.

“Subsequent Closing Date” means the date upon which Purchaser purchases ROFR Loans or Divested Loans.

Schedule 1 - 5